                                                                    EXHIBIT 99.1

       PRIMADONNA RESORTS, INC.

       CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
       TOGETHER WITH REPORT OF INDEPENDENT
       PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Audit Committee and Management of
Primadonna Resorts, Inc.:

We have audited the accompanying consolidated balance sheets of Primadonna Resorts, Inc. (a Nevada corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Primadonna Resorts, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1998, in conformity with generally accepted accounting principles.



                                         ARTHUR ANDERSEN LLP



Las Vegas, Nevada
January 29, 1999

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                    ASSETS
                            (Amounts in Thousands)

                                                               December 31,
                                                          -----------------------
                                                             1998         1997
                                                          ----------   ----------
Current assets:
  Cash and cash equivalents                               $  15,499    $  14,174
  Accounts receivable, net of allowance for
    doubtful accounts of $45 and $44 at December 31,
    1998 and 1997, respectively                               1,901          988
  Income tax refund receivable                                    -        1,664
  Inventories                                                 1,570        1,687
  Prepaid expenses and other                                  9,371        6,647
                                                          ---------    ---------

    Total current assets                                     28,341       25,160
                                                          ---------    ---------

Property and equipment:
  Buildings and improvements                                241,596      212,396
  Land improvements                                         109,383       95,364
  Furniture, fixtures and equipment                         153,337      144,371
                                                          ---------    ---------

                                                            504,316      452,131

  Less:  accumulated depreciation
         and amortization                                  (177,204)    (144,653)
                                                          ---------    ---------

                                                            327,112      307,478

  Land                                                        5,669        5,654
  Construction in progress                                    4,081       19,495
                                                          ---------    ---------

    Property and equipment, net                             336,862      332,627

Investment in joint venture                                 130,349      104,436

Notes receivable, net                                           264        2,718

    Other assets, net                                        11,576        9,955
                                                          ---------    ---------

Total assets                                              $ 507,392    $ 474,896
                                                          =========    =========

 The accompanying notes are an integral part of these consolidated financial statements.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     LIABILITIES AND STOCKHOLDERS' EQUITY
                            (Amounts in Thousands)

                                                    December 31,
                                                ---------------------
                                                  1998        1997
                                                ---------   ---------
Current liabilities:
  Accounts payable-trade                        $  8,867    $ 14,466
  Accrued expenses                                13,750      10,432
  Current portion of long-term debt                  133       1,639
                                                --------    --------

    Total current liabilities                     22,750      26,537
                                                --------    --------

Long-term debt, net of current portion           233,521     220,765

Deferred income taxes payable                     21,224      15,961

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value;
     10,000,000 shares authorized; no
     shares issued and outstanding
  Common stock, $.01 par value;
     100,000,000 shares authorized;
     28,819,100 and 28,858,000 shares
     issued and outstanding in 1998
     and 1997, respectively                          309         309
Additional paid-in capital                       129,738     128,817
Retained earnings                                136,312     118,169
Less:  treasury stock, at cost                   (36,462)    (35,662)
                                                --------    --------

Total stockholders' equity                       229,897     211,633
                                                --------    --------

Total liabilities and stockholders' equity      $507,392    $474,896
                                                ========    ========

 The accompanying notes are an integral part of these consolidated financial statements.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Amounts in Thousands Except Per Share Data)

                                                       Years Ended December 31,
                                                   ---------------------------------
                                                     1998        1997        1996
                                                   ---------   ---------   ---------
Revenues:
  Casino                                           $163,092    $163,886    $170,395
  Food and beverage                                  28,640      30,068      29,709
  Hotel                                              19,959      21,913      23,584
  Entertainment                                      12,256      12,809      11,750
  Service station                                    17,718      17,035      14,984
  Other                                               6,157       6,707       6,433
  Operating income (loss) from
    New York-New York                                38,409      53,895      (7,842)
                                                   --------    --------    --------
                                                    286,231     306,313     249,013
  Less:  promotional allowances                     (13,365)    (18,492)    (14,078)
                                                   --------    --------    --------
     Net revenues                                   272,866     287,821     234,935
                                                   --------    --------    --------

Costs and expenses:
  Casino                                             51,340      55,669      51,661
  Food and beverage                                  25,741      26,854      27,214
  Hotel                                              11,213      10,268      11,369
  Entertainment                                       9,008       7,060       5,492
  Service station                                    15,764      15,529      13,846
  Other                                               2,793       2,640       2,922
  Selling, general and administrative                49,204      47,052      44,611
  Property costs                                     19,816      18,877      18,306
  Depreciation and amortization                      32,774      29,271      27,358
  Pre-opening costs                                       -           -       1,144
                                                   --------    --------    --------
                                                    217,653     213,220     203,923
                                                   --------    --------    --------

     Income from operations                          55,213      74,601      31,012
Other (expense)
  Interest expense, net                             (16,377)    (13,205)     (4,923)
  Interest expense, from New York-New York           (8,376)     (9,891)          -
                                                   --------    --------    --------
     Income before income taxes                      30,460      51,505      26,089
Income tax provision                                 12,317      18,139       9,321
                                                   --------    --------    --------
     Income before extraordinary item                18,143      33,366      16,768
Extraordinary item - loss on early retirement
  of debt, net of income tax benefit                      -         964           -
                                                   --------    --------    --------

     Net income:                                   $ 18,143    $ 32,402    $ 16,768
                                                   ========    ========    ========
Earnings per share:
  Basic earnings before extraordinary item         $    .63    $   1.14    $   0.55
  Basic earnings from net income                   $    .63    $   1.11    $   0.55
  Diluted earnings before extraordinary item       $    .63    $   1.13    $   0.55
  Diluted earnings from net income                 $    .63    $   1.10    $   0.55

 The accompanying notes are an integral part of these consolidated financial statements.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                            (Amounts in Thousands)

                                                         Additional
                                   Common       Stock     Paid-in    Retained   Treasury
                                   Shares       Amount    Capital    Earnings     Stock       Total
                                 ----------     ------   ----------  --------   --------    --------
Balances, December 31, 1995      30,765,375      $308     $127,179   $ 68,999   $   (440)   $196,046
Net income                                -         -            -     16,768          -      16,768
Exercise of stock options            42,600         -        1,057          -          -       1,057
Purchase of treasury stock         (805,000)        -            -          -    (12,853)    (12,853)
                                 ----------      ----     --------   --------   --------    --------

Balances, December 31, 1996      30,002,975       308      128,236     85,767    (13,293)    201,018
Net income                                -         -            -     32,402          -      32,402
Exercise of stock options            34,525         1          581          -          -         582
Purchase of treasury stock       (1,179,500)        -            -          -    (22,369)    (22,369)
                                 ----------      ----     --------   --------   --------    --------

Balances, December 31, 1997      28,858,000       309      128,817    118,169    (35,662)    211,633
Net income                                -         -            -     18,143          -      18,143
Exercise of stock options            61,100         -          921          -          -         921
Purchase of treasury stock         (100,000)        -            -          -       (800)       (800)
                                 ----------      ----     --------   --------   --------    --------

Balances, December 31, 1998      28,819,100      $309     $129,738   $136,312   $(36,462)   $229,897
                                 ==========      ====     ========   ========   ========    ========

 The accompanying notes are an integral part of these consolidated financial statements.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in Thousands)

                                                               Years Ended December 31,
                                                           ---------------------------------
                                                             1998        1997        1996
                                                           ---------   ---------   ---------
Cash flows from operating activities:
    Net income                                             $ 18,143    $ 32,402    $ 16,768
    Adjustments to reconcile net income to
         net cash provided by operating activities:
         Depreciation and amortization                       32,774      29,271      27,358
         Amortization of debt issuance costs                    145         245         425
         Equity (income) loss in New York-New York
           in excess of distributions                       (25,913)    (28,843)      7,842
         Allowance for doubtful accounts                      1,749           -       1,852
         Pre-opening costs                                        -           -       1,144
         Increase in life insurance cash
           surrender value                                      (95)       (270)        (75)
         Gain on sale of assets                                 (38)        (88)       (314)
         Deferred income taxes                                2,243       2,374      (1,771)
         Extraordinary loss                                       -       1,483           -
         Change in current assets and liabilities
           due to operating activities:
           (Increase) decrease in accounts receivable          (913)        182       1,581
           (Increase) decrease in income tax
             refund receivable                                1,664      (1,443)        773
           (Increase) decrease in inventories                   117        (284)       (199)
           (Increase ) decrease in prepaid expenses
             and other                                          296        (640)        472
           Increase (decrease) in accounts
             payable-trade                                   (5,598)      6,778         570
         Increase (decrease) in accrued expenses              3,318        (252)      1,595
                                                           --------    --------    --------

    Total adjustments                                         9,749       8,513      41,253
                                                           --------    --------    --------

Net cash provided by operating activities                    27,892      40,915      58,021
                                                           --------    --------    --------

Cash flows from investing activities:
    Purchases of property and equipment                     (36,959)    (60,609)    (35,158)
    Investment in joint venture                                   -      (7,000)    (26,874)
    Increase in other assets                                 (5,203)     (1,545)     (4,670)
    Proceeds from other assets                                4,224         321         789
    Pre-opening costs                                             -           -      (1,144)
                                                           --------    --------    --------

Net cash used in investing activities                      $(37,938)   $(68,833)   $(67,057)
                                                           --------    --------    --------

 The accompanying notes are an integral part of these consolidated financial statements.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in Thousands)

                                                       Years Ended December 31,
                                                  -----------------------------------
                                                     1998         1997        1996
                                                  ----------   ----------   ---------
Cash flows from financing activities:
  Net proceeds from the exercise
    of stock options                              $     921    $     582    $  1,057
  Purchase of treasury stock                           (800)     (22,369)    (12,853)
  Proceeds from issuance of long-term debt          179,300      378,200      70,400
  Debt issuance costs                                     -         (931)          -
  Principal payments on long-term debt             (168,050)    (325,506)    (46,600)
                                                  ---------    ---------    --------

Net cash provided by
  financing activities                               11,371       29,976      12,004
                                                  ---------    ---------    --------

Net increase in cash and
  cash equivalents                                    1,325        2,058       2,968

Cash and cash equivalents, beginning of year         14,174       12,116       9,148
                                                  ---------    ---------    --------

Cash and cash equivalents, end of year            $  15,499    $  14,174    $ 12,116
                                                  =========    =========    ========

 The accompanying notes are an integral part of these consolidated financial statements.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATIONAL STRUCTURE AND BASIS OF PRESENTATION

     Primadonna Resorts, Inc., a Nevada corporation, and subsidiaries (the "Company"), owns and operates three hotel-resort/casinos; Buffalo Bill's Resort & Casino, Primm Valley Resort & Casino, and Whiskey Pete's Hotel & Casino, all located at the California/Nevada border in Primm, Nevada. The Company also owns and operates the Primm Valley Golf Club, located approximately four miles south of Primm, in California.

     The Company and MGM Grand, Inc. ("MGM") each owns 50% of New York-New York Hotel and Casino, LLC ("NYNY LLC"), which completed development of the $460 million themed destination resort called New York-New York Hotel and Casino ("NYNY") in Las Vegas, Nevada in December 1996 (see Note 5). NYNY commenced operations on January 3, 1997, and is located on approximately 20 acres at the northwest corner of Tropicana Avenue and Las Vegas Boulevard, across from MGM Grand Las Vegas.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a.   Principles of Consolidation

          The consolidated financial statements include the accounts of Primadonna Resorts, Inc. and its wholly owned subsidiaries. Investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method. All material intercompany accounts and transactions have been eliminated.

     b.   Cash and Cash Equivalents

          Cash and cash equivalents consist of investments in bank certificates of deposit and other interest bearing instruments with initial maturities of three months or less. Such investments are carried at cost which approximate market value.

     c.   Accounts Receivable

          Accounts receivable are due within one year and are recorded net of amounts estimated to be uncollectable.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


     d.   Property and Equipment

          Property and equipment are recorded at cost. Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

          Buildings and improvements          10 to 40 years
          Land improvements                    5 to 15 years
          Furniture, fixtures and equipment    3 to 12 years

          Normal repairs and maintenance are charged to expense when incurred. Expenditures which materially extend the useful life of assets are capitalized.

     e.   Casino Revenues and Promotional Allowances

          Casino revenues represent the net win from gaming wins and losses. The retail value of food, beverage, and hotel rooms provided to customers without charge is included in gross revenues, and then deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances is included in casino costs and expenses as follows:

                                  Years Ended December 31,
                                 --------------------------
                                  1998      1997      1996
                                 -------   -------   ------
                                       (In thousands)
          Food and beverage      $ 8,089   $ 8,397   $6,534
          Hotel                    2,270     4,116    2,403
          Other                      546     2,073    1,022
                                 -------   -------   ------

                                 $10,905   $14,586   $9,959
                                 =======   =======   ======

     f.   Net Income Per Common Share

          Basic income per share of common stock is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted income per share of common stock is computed based on the assumption that options issued to employees are exercised and repurchased at the average price for the periods presented (see Note
          14).

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


     g.   Preopening Expense

          In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start-up Activities." The new standard requires that all companies expense costs of start-up activities as those costs are incurred. The term "start-up" includes pre-opening, pre-operating and organization activities. Previously, the Company had capitalized these items until the development of the property was substantially complete and ready to open, at which time the cumulative costs were expensed. As of December 31, 1998, the Company had no capitalized "start-up" costs. The Company will adopt SOP 98-5 in the first quarter of fiscal year 1999.

     h.   Capitalized Interest

          The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. Interest capitalized was $464,000, $1,124,000, and $6,100,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

     i.   Management's use of Estimates

          The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Those principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     j.   Reclassifications

          The consolidated financial statements for prior periods reflect certain reclassifications to conform with classifications adopted in 1998.

     k.   Debt Issuance Costs

          Debt issuance costs are capitalized and amortized to expense based on the terms of the related debt agreements using the effective interest method.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


     l.   Income Taxes

          The Company provides for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

          Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets, which are not likely to be realized.

     m.   Segment Reporting

          In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes additional standards for segment reporting in financial statements and is effective for fiscal years beginning after December 15, 1997. The Company currently operates as one segment.

     n.   Concentrations of Credit Risk

          Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of short-term investments and the note receivable discussed in Note 6.

          The Company maintains an allowance for doubtful accounts to reduce its receivables to their carrying amounts, which approximates fair value. Management believes that as of December 31, 1998, no significant concentrations of credit risk existed for which an allowance had not already been determined and recorded.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


3.   STATEMENT OF CASH FLOWS

     The following supplemental disclosures are provided as part of the accompanying consolidated statements of cash flows:

                                               Years Ended December 31,
                                              --------------------------
                                               1998      1997      1996
                                              -------   -------   ------
                                                    (In thousands)
     Cash payments made for interest
        (net of amounts capitalized)          $16,024   $12,051   $5,274
                                              =======   =======   ======

     Cash payments made for income taxes      $ 5,200   $16,700   $9,900
                                              =======   =======   ======

     Assets acquired through
        capitalized leases                    $     -   $   383   $    -
                                              =======   =======   ======

4.   EARNINGS PER SHARE

     The Company accounts for Earnings per Share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 presents two EPS calculations: (i) basic earnings per share of common stock which is computed by dividing net income by the weighted average number of shares of common stock outstanding during the periods presented, and (ii) diluted earnings per share of common stock which is determined on the assumption that options issued pursuant to the Company's stock option plans (see Note 14) are exercised and repurchased at the average price for the periods presented.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

4.   EARNINGS PER SHARE, continued

     Earnings per share consist of the following (amounts in thousands except per share data):

                                                            Years Ended December 31,
                                           -----------------------------------------------------------
                                                 1998                  1997                1996
                                           -----------------   -------------------   -----------------
                                           Income    Shares     Income     Shares    Income    Shares
                                           -------   -------   --------   --------   -------   -------
Basic EPS:
Income before extraordinary item           $18,143    28,896   $33,366     29,278    $16,768    30,406
Extraordinary item                               -         -      (964)         -          -         -
                                           -------   -------   -------    -------    -------   -------
Net income available to common
  shareholders                             $18,143    28,896   $32,402     29,278    $16,768    30,406
                                           -------   -------   -------    -------    -------   -------

Per share amounts:
Income from before extraordinary item                $   .63              $  1.14              $  0.55
Extraordinary item                                   $    -                 (0.03)                   -
Net income available to common
  shareholders                                       $   .63              $  1.11              $  0.55

Diluted EPS:
Income before extraordinary item           $18,143    28,896   $33,366     29,278    $16,768    30,406
Effect of dilutive stock options                 -        48         -        127          -       129
                                           -------   -------   -------    -------    -------   -------
Income before extraordinary item           $18,143    28,944   $33,366     29,405    $16,768    30,535
Extraordinary item                               -         -      (964)         -          -         -
                                           -------   -------   -------    -------    -------   -------
Net income available to common
  shareholders                             $18,143    28,944   $32,402     29,405    $16,768    30,535
                                           -------   -------   -------    -------    -------   -------

Per share amounts:
Income before extraordinary item                     $   .63              $  1.13              $  0.55
Extraordinary item                                   $    -                 (0.03)                   -
Net income available to common
  shareholders                                       $   .63              $  1.10              $  0.55

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


4.   EARNINGS PER SHARE, continued

     Options to purchase 1,224,320, 333,000, and 393,000 shares of common stock at December 31, 1998, 1997, and 1996, respectively, at prices of $7.25- $31.25, $21.75-$31.25, and $19.50-$31.25, respectively, were outstanding during the period but not included in the computation of diluted earnings per share because their exercise price was in excess of the average market price of the common shares for the periods presented.

5.   INVESTMENT IN JOINT VENTURE

     On December 28, 1994, the Company and MGM Grand, Inc.("MGM"), formed a joint venture to own and operate the New York-New York Hotel & Casino (see
     Note 1). The hotel/casino opened on January 3, 1997. The Company holds a 50% interest in the joint venture. The Company has contributed cash of $69.5 million and certain rights to the New York theme acquired from a third party licensor. MGM has contributed land (valued at $41.2 million) on which the property is located and cash of $29.5 million. The joint venture secured limited recourse bank financing of $285 million, and term loan financing of $20 million, which funded the construction of, and equipment for, the hotel/casino. In September 1998, the joint venture amended its limited recourse $285 million bank financing. The amendment included a reduction in bank commitments to $210 million and eliminated the scheduled reductions under the bank loan. The joint venture partners have executed Keep-Well Agreements in conjunction with the bank financing. Should New York-New York fail to meet certain minimum financial ratios the partners would be required to make additional equity contributions to the extent needed to bring the ratios into compliance.

     Also, in September 1998, the Company and MGM amended the operating agreement for the joint venture to require scheduled reductions of the bank financing, equivalent to those required prior to the September 1998 amendment, and to require utilizing cash flow from operations, after tax distributions, to reduce the amounts outstanding under the current bank loan.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


5.   INVESTMENT IN JOINT VENTURE, continued

     Summary condensed financial information for the joint venture is as follows:

     Years Ended December 31,                   1998        1997
                                              ---------   ---------
                                                 (In thousands)
     Net revenues                             $219,107    $255,253
     Operating income                           76,628     107,431
     Interest income (expense), net            (16,562)    (19,425)
     Net income                                 60,066      88,006

     Total assets                             $451,496    $470,252
     Long-term debt                            189,361     246,403
     Member equity                             235,176     183,350

6.   NOTES RECEIVABLE

     The Company has advanced a total of $3.8 million to Southwest Casino and Hotel Corp. ("Southwest"), a developer and manager of Native American gaming enterprises. Southwest managed a Class II Indian gaming facility in Eagle Pass, Texas for the Kickapoo Traditional Tribe of Texas under management contract which was terminated on December 31, 1997. Southwest currently manages a Class II Indian gaming facility just outside Oklahoma City, Oklahoma for the Cheyenne and Arapaho Tribes, and has consulting agreements with several other Native American tribes.

     The Company exchanged a portion of a $2.2 million note from Southwest for a note from the Kickapoo tribe, secured by the assets of the Kickapoo gaming facility. The note currently has a balance of $1.7 million, which is fully reserved at December 31, 1998. On October 30, 1998 the company agreed to convert a $1.6 million convertible term promissory note and the $.3 million remaining balance of the $2.2 million demand promissory note into 2.9 million warrants for convertible preferred stock in Southwest, as part of Southwest's plan of recapitalization. The Company's investment in Southwest is fully reserved at December 31, 1998.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


7.   OTHER ASSETS
     Other assets at December 31, 1998 and 1997 consist of the following:

                                                  1998     1997
                                                -------   ------
                                                 (In thousands)
     Cash surrender value of life insurance     $ 7,300   $6,573
     Investment in real property                  1,094    1,094
     China, linen and glassware                   1,084    1,084
     Deposits                                       979        -
     Deferred financing fees, net                   678      816
     Other                                          441      388
                                                -------   ------
                                                $11,576   $9,955
                                                =======   ======

8.   LIFE INSURANCE

     The cash surrender value of various life insurance policies are primarily held on behalf of the Company's principal shareholder and Chairman of the Board. The aggregate face value of all policies was approximately $75 and $94 million at December 31, 1998 and 1997, respectively. The Company is the primary beneficiary on $24 million of face value of the policies. The Company's principal shareholder and Chairman of the Board has agreed to reimburse the Company, with respect to certain policies with a face value of $50 million, for the difference between premiums paid by the Company and such policies' cash surrender value.

9.   ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                     December 31,
                                                   -----------------
                                                    1998      1997
                                                   -------   -------
                                                    (In thousands)
          Compensation and related benefits        $ 4,861   $ 4,300
          Unredeemed chip and token liability          775     1,078
          Accrued gaming taxes                         788       704
          Progressive jackpot liabilities              427       582
          Accrued sales and use taxes                  155       846
          Accrued interest                           2,318     1,955
          Federal Income Tax Payable                 3,103         -
          Other                                      1,323       967
                                                   -------   -------
                                                   $13,750   $10,432
                                                   =======   =======

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


10.  LONG-TERM DEBT

     On June 5, 1997 the Company entered into a Credit Agreement ("Agreement") with a sixteen bank consortium led by Wells Fargo Bank as agent, for a $250,000,000 revolving loan. The maximum balance under the loan was increased to $300,000,000 on December 19, 1997 and to $350,000,000 on June 4, 1998. This loan replaced the existing Reducing Revolving Bank Credit Agreement.

     The Agreement provides for interest payments at least quarterly, at the prime rate or LIBOR, plus a sliding margin, based upon the Company's debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio. The margin for the prime rate ranges between 0% and 1.125%, while the margin for LIBOR ranges between 0.5% and 2.375%. The weighted average interest rate was 5.3% at December 31, 1998 and 7.0% at December 31, 1997. The Company incurs commitment fees of .20% to .50% for the unused portion of the Agreement, also dependent upon the debt to EBITDA ratio. The obligation is secured by a deed of trust on all real property, leasehold interests in real property, and personal property of the Company, excluding the Primm Valley Golf Club. The Agreement contains certain restrictive covenants relating to the use of proceeds, sale or transfer of assets, the incurrence of additional debt over a specified level, capital expenditures, and maintenance of certain minimum financial ratios.

     The Reducing Revolving Bank Credit Agreement ("Prior Agreement") entered into on December 28, 1993, as amended, was terminated on June 5, 1997. The Prior Agreement provided for a maximum principal balance of $250,000,000, with scheduled reductions in the maximum permitted beginning August 18, 1997, and continuing thereafter through maturity on July 18, 2000. The Prior Agreement provided for EBITDA ratios, interest payments, security interests, and covenants that were substantially similar to the Agreement which replaced the Prior Agreement.

     The Company incurred a liability in connection with the acquisition of the New York-New York theme rights of $1,100,000, due January 6, 1997, and $400,000 due January 7, 1998. At December 31, 1997, $1,500,000 due for the
     theme rights was reflected as a current obligation. This liability was paid in full in July 1998.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


10.  LONG-TERM DEBT, continued

     Long-term debt consists of the following:

                                                             December 31,
                                                         --------------------
                                                           1998        1997
                                                         --------    --------
                                                            (In thousands)
     Credit Agreement $350,000,000, June 5, 1997
         5 year term, LIBOR plus applicable margin       $233,500    $220,600

     NEW YORK-NEW YORK theme rights due January
         6, 1997 and January 7, 1998                           -        1,500

     Other                                                    154         304
                                                         --------    --------

                                                          233,654     222,404
     Less: current portion                                    133       1,639
                                                         --------    --------
     Total long-term debt                                $233,521    $220,765
                                                         ========    ========

11.  INCOME TAXES

     The Company files a consolidated federal income tax return. The provision (benefit) for income taxes consists of the following:

                                           Years Ended December 31,
                                         ----------------------------
                                          1998      1997       1996
                                         -------   -------   --------
                                                (In thousands)
     Current                             $ 8,062   $15,765   $11,092
     Deferred                              4,255     2,374    (1,771)
                                         -------   -------   -------

                                         $12,317   $18,139   $ 9,321
                                         =======   =======   =======

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


11.  INCOME TAXES, continued

     The tax effect of significant temporary differences representing deferred tax assets and liabilities for the Company is as follows:

                                                                                   December 31,
                                                                            ------------------------
                                                                               1998           1997
                                                                            ---------       --------
                                                                                 (In thousands)
       Deferred tax assets (liabilities):
       Current:
        Progressive jackpots                                                 $     81       $     69
        Accrued current liabilities                                               504            368
        Inventories                                                                44             38
        Outstanding chip and token liability                                      153            265
        Prepaid Other                                                             492              -
        Other                                                                       -             74
                                                                             --------       --------
                                                                                1,274            814
                                                                             --------       --------
       Long-term:
        Depreciation                                                          (20,513)       (17,334)
        Pre-opening costs                                                         422            314
        Bad debt allowances                                                     1,331            648
        Joint venture timing differences                                       (5,905)           408
        Alternative Minimum Tax Credit
         carryforward                                                           3,441              -
        Other                                                                       -              3
                                                                             --------       --------
                                                                              (21,224)       (15,961)
                                                                             --------       --------
                                                                             $(19,950)      $(15,147)
                                                                             ========       ========

     The Company did not record a valuation allowance at December 31, 1998 or 1997, relating to recorded tax benefits, because all benefits are likely to be realized.

     The provision for income taxes differs from the amount computed at the federal statutory rate as a result of the following:

                                                                     Years Ended December 31,
                                                                    ----------------------------
                                                                     1998       1997       1996
                                                                    ------     ------     ------
     Federal Statutory rate                                           35.0%      35.0%      35.0%
     Employee Meal Disallowance                                        3.4          -        1.0
     Political Lobbying and Contributions                              1.2          -          -
     Other                                                             0.7          -          -
                                                                    ------     ------     ------
     Effective tax rate                                               40.3%      35.0%      36.0%
                                                                    ======     ======     ======

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


12.  LEASES

     The Company entered into a lease agreement on July 1, 1993 which covers the property upon which Whiskey Pete's, Primm Valley, and Buffalo Bill's are located. The land is owned by Primm South Real Estate Company ("Primm South"). Certain shareholders and one Director of the Company are shareholders of Primm South. The lease has an initial term of 50 years, with an option to extend for one additional 25 year period. Monthly lease payments were $429,000 through June 1996, $441,000 through June 1997, $451,000 through June 1998 and are currently $469,000 through June 1999. Lease payments are subject to annual increases based upon the Consumer Price Index, not to exceed 8% per year. The lease provides for the base rent to be adjusted every 8 years, based upon appraisal. The Company is required to pay all taxes, insurance, utilities, and maintenance expenses related to the property.

     The lease further provides the Company with the exclusive right to conduct gaming activities on the landlord's property in Primm, Nevada, for 10 years, for a $100,000 annual fee. This right can be extended, at the Company's option, for consecutive 10 year periods so long as the Company is in compliance with the lease agreement. At each renewal period, the fee will be increased by the Consumer Price Index, subject to a maximum annual increase of 8%.

     Future minimum lease payments, for all leases with noncancellable lease terms in excess of one year are as follows at December 31, 1998:


                                Years ending December 31,
                                ------------------------
                                     (In thousands)
         1999                           $  5,754
         2000                              5,669
         2001                              5,627
         2002                              5,627
         2003                              5,627
         Thereafter                      222,254
                                        --------
         Total minimum lease payment    $250,558
                                        ========

         Rent expense is as follows:

                                  Years Ended December 31,
                               ------------------------------
                                1998        1997        1996
                               ------     -------      ------
                                       (In Thousands)
                               $5,654     $  5,564     $5,609
                               ======     ========     ======

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


13.  RELATED-PARTY TRANSACTIONS

     The Company leases certain property from Primm South as discussed in Note
     11. Included in property costs and expenses for the years ended December 31, 1998, 1997 and 1996, is lease expense of $5,520,000, $5,353,000, and
     $5,320,000, respectively.

     The Company has an agreement with the Chairman of the Company that provides for each party to share undivided interests of 75% and 25%, respectively, in a jet aircraft. Operational expenses are borne by the participants based upon actual flight hours utilized by each party.

     In September 1996, the Company entered into a new two-year agreement with a director of the Company for certain consulting services. Contract terms provide for monthly payments of $12,500 and include an option to renew the agreement for one additional year. The agreement provides for a waiver of any fees to which the director would otherwise be entitled in his capacity as a director of the Company. The Company exercised the one year extension option in 1998. This agreement replaces a substantially similar agreement executed in September 1993 for a one year term with two one year renewal options. Fees of $150,000 were incurred for the years ended December 31, 1998, 1997, and 1996. The director is also a partner in a law firm, which provides legal services to the Company. The total amount for such services were $241,000, $383,000, and $264,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

14.  CAPITAL STOCK, STOCK OPTIONS AND INCENTIVES

     a.   Authorized Shares

          The authorized capital stock of the Company consists of 10,000,000 shares of preferred stock, $.01 par value, and 100,000,000 shares of common stock, $.01 par value. The preferred stock may be issued in one or more series having such respective terms, rights, and preferences as are designated by the Board of Directors. No preferred stock has been issued.

     b.   Treasury Stock

          The Board of Directors has authorized the Company to acquire up to $50 million of the Company's outstanding common shares. As of December 31, 1998, the Company had acquired 2,114,500 shares for $36.5 million.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


14.  CAPITAL STOCK, STOCK OPTIONS AND INCENTIVES, continued

     c.   Stock Incentive Plan

          The Company's Board of Directors adopted various Stock Incentive Plans ("Plans"), as amended, for directors, officers, employees, employee-directors, consultants, or advisors. A maximum of 300,000 shares of common stock have been reserved for non-employee directors, and 3,000,000 shares have been reserved for issuance to all others under the Plans. All awards will terminate 10 years after grant, no awards may be granted after June 2003. In October 1998, the Company's compensation committee amended all outstanding stock options issued to employees, excluding consultants and directors, to reduce the exercise price per share to between $6.94 - $7.25 (the market price on the date of employee election of the amendment).

     Option activity under the Stock Incentive Plan was as follows:


                                            Number of Option Shares
                                            Years Ended December 31,
                                          ----------------------------
                                            1998      1997      1996
                                          --------   -------   -------
                                                 (In thousands)
     Balance, beginning of year             2,084     1,338     1,249
       Granted                              1,427       979       563
       Exercised                              (61)      (35)      (43)
       Canceled                            (1,219)     (198)     (431)
                                          -------    ------    ------

     Balance, end of year                   2,231     2,084     1,338
                                          -------    ------    ------

     Options exercisable at
       end of year                            832       547       319
                                          =======    ======    ======
     Weighted Average Exercise Price
       Granted                            $  8.16    $18.43    $19.65
       Exercised                            14.51     15.00     15.00
       Canceled                             16.87     18.29     15.94
       Balance, end of year                 11.43     17.48     16.83

       Options exercisable at
         end of year                      $ 13.58    $16.96    $15.49
                                          =======    ======    ======

     The options vest ratably over 2 to 5 years. The exercise price is the market value on the date granted. The Company applies Accounting Principles Board Opinion No. 25

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


     c.   Stock Incentive Plan, continued

     and related interpretations in accounting for the Plan. Accordingly, no compensation expense has been recognized for the stock options. In accordance with SFAS No. 123, the Company has calculated, on a pro forma basis, the estimated compensation expense related to its stock option programs utilizing the assumptions in the table below. The effect on net income and earnings per share would be as follows:


                                                      Years Ended December 31,
                                                  ---------------------------------
                                                    1998        1997        1996
                                                  ---------   ---------   ---------
                                                  (In Thousands, except share data)
     Net income as reported                        $18,143     $32,402     $16,768
     Pro forma                                     $16,914     $31,370     $16,164
     Basic earnings per share as reported          $   .63     $  1.11     $   .55
     Pro forma                                     $   .59     $  1.07     $   .53

     Diluted earnings per share as reported        $   .63     $  1.10     $   .55
     Pro forma                                     $   .59     $  1.07     $   .53

     Weighted average assumptions, using the Black-Scholes option pricing model:

     Expected stock price volatility             52%          19%         19%
     Risk-free interest rate                   4.65%        5.60%       5.83%
     Option life, in years                     8.88         3.36        4.39
     Expected forfeitures                        39%          45%         45%


15.  COMMITMENTS AND CONTINGENCIES

     a.   Change in Control Agreements

          During 1998, the Company entered into change in control and salary continuation agreements with four of its executive officers. The agreements have a term of three years and provide for severance payments in the case of a change in control of the Company (as defined) and termination of the executive without good cause (as defined). As of December 31, 1998, if all of the executives covered under contract were to be terminated by the Company without good cause following a change in control, the Company's liability for severance payments would be approximately $2.7 million. Based on events subsequent to the merger with MGM Grand, Inc. (see Note 16), the Company expects that the ultimate liability under the change of control agreements will be $1.8 million.

                   PRIMADONNA RESORTS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


     b.   Litigation

          Currently, there are lawsuits pending against the Company arising in the normal course of business. In management's opinion, the ultimate outcome of these matters will not have a material adverse effect on the results of operations or the financial position of the Company.


16.  SUBSEQUENT EVENTS (UNAUDITED)

     During December 1998, the Company and MGM Grand, Inc. ("MGM") entered into a definitive merger agreement whereby MGM would acquire the Company in an all stock transaction. The terms of the merger provided for the Company's stockholders to receive 0.33 shares of MGM's common stock for each company share held, or a total of approximately 9.5 million shares of MGM common stock.

     On February 28, 1999, the merger with MGM was completed making the Company a wholly-owned subsidiary of MGM.

     On March 31, 1999, the Company borrowed $217 million from MGM under a Demand Promissory Note ("Note"). The Note bears interest at a rate equal to MGM's cost of bank financing and is intended to be used to meet the long-term financing needs of the Company. Proceeds from the Note were used to extinguish and terminate the Credit Agreement described in Note 10.